As filed with the Securities and Exchange Commission on August 2, 2013

Registration No. 333-188577

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Independence Realty Trust, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

(215) 243-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott F. Schaeffer

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

(215) 243-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

J. Baur Whittlesey Amanda J. Abrams Ledgewood, P.C. 1900 Market Street Philadelphia, PA 19103 Telephone: (215) 731-9450 Facsimile: (215) 735-2513	John A. Good Justin R. Salon Bass, Berry & Sims PLC 1201 Pennsylvania Avenue, Suite 300 Washington, D.C. 20004 Telephone: (202) 827-2950 Facsimile: (202) 478-0400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-11 (Registration No. 333-188577) is filed solely to incorporate by reference updated Exhibits 4.2, 10.1(b) and 10.2. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement, other than to reflect in the Exhibit Table the filing of the aforementioned updated exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE MKT filing fee.

SEC Registration Fee	$6,902
FINRA Filing Fee	8,090
NYSE MKT Filing Fee	95,000
Printing and Engraving Expenses	75,000
Legal Fees and Expenses	300,000
Accounting Fees and Expenses	100,000
Transfer Agent and Registrar Fees	10,000
Miscellaneous	25,008

Total	$620,000

Item 32.	Sales to Special Parties

During the past six months, our operating partnership sold securities to affiliates of RAIT, and affiliates of RAIT have exchanged common units in our operating partnership for shares of our common stock, as set forth in Item 33 below.

Item 33.	Recent Sale of Unregistered Securities

Wholly owned subsidiaries of RAIT Financial Trust received units in our operating partnership as follows: (i) $39,215,000 in common units at $10.00 per unit as consideration for the contribution of six properties to us on April 29, 2011; (ii) $11,900,000 in common units at $10.00 per unit as consideration for the contribution of one property to us on December 16, 2011; (iii) $1,250,000 in common units at $10.00 per unit in exchange for cash on April 29, 2011; (iv) $382,000 in common units at $10.00 per unit in exchange for cash on December 16, 2011; and (v) $3,500,000 in Series B preferred units at $10,000 per unit in exchange for cash on October 11, 2012. On May 7, 2013, all of the common units held by RAIT and its affiliates were exchanged for 5,274,900 shares of our common stock and IRT Limited Partner, LLC contributed $1,000 to our operating partnership and was issued 100 common units, which were not exchanged. No sales commission or other consideration was paid in connection with such sales or exchanges, which were consummated without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration in Section 4(2) of the Act as transactions not involving any public offering. In connection with this offering, our operating partnership intends to redeem its Series B preferred units for $3,500,000.

On January 3, 2012, we classified 125 shares of our preferred stock as 12.5% Series A cumulative non-voting preferred stock, $0.01 par value per share, which we refer to as Series A preferred stock. On January 4, 2012, we issued and sold all of the shares of the Series A preferred stock in a private offering, which we refer to as the preferred stock offering, for $1,000 per share, or $125,000 in the aggregate, to 125 accredited investors who are not affiliated with us. Customary advisory, set-up and administrative fees and commissions, including approximately $6,250 of brokerage or placement fees, were paid in connection with the preferred stock offering. The preferred stock offering was not registered under the Securities Act, in reliance on the exemption from such registration requirements provided by Section 4(2) of the Securities Act for transactions not involving any public offering and Rule 506 of Regulation D promulgated thereunder. The proceeds from the sale of the Series A preferred stock were used to pay a portion of the purchase price of a property. In connection with this offering, we intend to redeem our Series A preferred stock (and our operating partnership intends to redeem the related Series A preferred units) for $137,500.

Item 34.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision.

The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter authorizes us to obligate our company and our bylaws obligate us to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer and (b) any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, member, manager, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise (such persons being referred to herein as an Indemnitee) from and against any claim or liability to which an Indemnitee may become subject or which the Indemnitee may incur by reason of his, her or its service in such capacities. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Our charter and bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or bylaws will apply to or affect, in any respect, an indemnified person’s right to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered

Inapplicable.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements:

The following financial statements are filed as part of this Registration Statement and included in the Prospectus:

•

The consolidated balance sheets of the Company as of March 31, 2013 and 2012, and the related consolidated statements of operations and cash flows for the three months ended March 31, 2013 and 2012 (unaudited).

•

The consolidated balance sheets of the Company as of March 31, 2013, December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for the three month periods ended March 31, 2013 and 2012 (unaudited) and for each of the three years in the period ended December 31, 2012.

•	Statements of Revenue and Certain Expenses of Runaway Bay for the nine month periods ended September 30, 2012 and 2011 (unaudited) and for the year ended December 31, 2011.

•

Combining Statements of Revenue and Certain Expenses of the Initial Portfolio for the years ended December 31, 2010 and 2009, the period from October 8, 2008 through December 31, 2008 and the three months ended March 31, 2011 and 2010.

•	Statements of Revenue and Certain Expenses of Centrepoint Apartments for the nine month periods ended September 30, 2011 and 2010 (unaudited) and for the year ended December 31, 2010.

•	Pro Forma Financial Information

•	Unaudited pro forma consolidated balance sheet as of March 31, 2013.

•	Unaudited pro forma consolidated statement of operations for the three months ended March 31, 2013.

•	Unaudited pro forma consolidated statements of operations for the year ended December 31, 2012.

(b) Exhibits:

The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37.	Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, in the Commonwealth of Pennsylvania, on this 2nd day of August, 2013.

Independence Realty Trust, Inc.

By:	/s/ JAMES J. SEBRA
James J. Sebra Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

* Scott F. Schaeffer	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	August 2, 2013

/S/ JAMES J. SEBRA James J. Sebra	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 2, 2013

* William C. Dunkelberg	Independent Director	August 2, 2013

* Robert F. McCadden	Independent Director	August 2, 2013

* DeForest B. Soaries, Jr.	Independent Director	August 2, 2013

/s/ James J. Sebra
*James J. Sebra, as attorney-in-fact

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this Registration Statement on Form S-11 and are numbered in accordance with Item 601 of Regulation S-K.

Ex.	Description

1.1	Form of Underwriting Agreement, incorporated by reference to Exhibit 1.1 to Amendment No. 3 to the Registration Statement on Form S-11 filed on July 26, 2013, Commission File No. 333-188577 (“Amendment No. 3”).

3.1	Sixth Articles of Amendment and Restatement of the Company, dated as of May 7, 2013, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “First Quarter 10-Q”).

3.2	Second Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the First Quarter 10-Q.

4.1	Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP, dated as of May 7, 2013, incorporated by reference to Exhibit 4.1 to the First Quarter 10-Q.

4.2	Registration Rights Agreement by and among the Company, Independence Realty Operating Partnership, LP, RAIT Financial Trust and the RAIT Parties (as defined therein), dated as of July 26, 2013, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 1, 2013.

5.1	Opinion of Venable LLP as to legality of securities, incorporated by reference to Exhibit 5.1 to Amendment No. 3.

8.1	Opinion of Ledgewood, P.C. as to tax matters, incorporated by reference to Exhibit 8.1 to Amendment No. 3.

10.1(a)	Second Amended and Restated Advisory Agreement by and among the Company, Independence Realty Operating Partnership, LP and Independence Realty Advisors, LLC, dated as of May 7, 2013, incorporated by reference to Exhibit 10.1 to the First Quarter 10-Q.

10.1(b)	First Amendment dated as of July 26, 2013 to the Second Amended and Restated Advisory Agreement dated May 7, 2013 by and among the Company, Independence Realty Operating Partnership, LP and Independence Realty Advisors, LLC, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 1, 2013.

10.2	Independence Realty Trust, Inc. Long Term Incentive Plan (as amended and restated as of July 29, 2013), incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 1, 2013.

10.3	Independent Directors Compensation Plan, incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-11 filed on April 8, 2011, Commission File No. 333-173391, as amended (the “Prior Registration Statement”).

10.4	Contribution Agreement by and among Independence Realty Operating Partnership, LP and the other parties named therein, dated as of April 7, 2011, incorporated by reference to Exhibit 10.7 to the Prior Registration Statement.

10.5	Fifth Amendment to Loan and Security Agreement and Promissory Notes, dated as of April 29, 2011, by and among IRT Belle Creek Apartments Colorado, LLC, RAIT Partnership, L.P., Independence Realty Operating Partnership, LP and RAIT CRE CDO I, LTD., relating to the property referred to as Belle Creek, incorporated by reference to Exhibit 10.8 to the Pre-Effective Amendment No. 1 to the Prior Registration Statement filed on May 10, 2011 (“Amendment No. 1”).

10.6	Guaranty of Non-Recourse Carveouts, dated as of April 29, 2011, by Independence Realty Operating Partnership, LP for the benefit of RAIT CRE CDO I, Ltd., relating to the property referred to as Belle Creek, incorporated by reference to Exhibit 10.9 to Amendment No. 1.

Ex.	Description

10.7	Loan Agreement, dated as of April 29, 2011, by and between IRT Copper Mill Apartments Texas, LLC and RAIT Partnership, L.P., relating to the property referred to as Copper Mill, incorporated by reference to Exhibit 10.10 to Amendment No. 1.

10.8	Guaranty of Non-Recourse Carveouts, dated as of April 29, 2011, by Independence Realty Operating Partnership, LP for the benefit of RAIT Partnership, L.P., relating to the property referred to as Copper Mill, incorporated by reference to Exhibit 10.11 to Amendment No. 1.

10.9	Loan Agreement, dated as of April 29, 2011, by and between IRT Crestmont Apartments Georgia, LLC and RAIT Partnership, L.P., relating to the property referred to as Crestmont, incorporated by reference to Exhibit 10.12 to Amendment No. 1.

10.10	Guaranty of Non-Recourse Carveouts, dated as of April 29, 2011, by Independence Realty Operating Partnership, LP for the benefit of RAIT Partnership, L.P., relating to the property referred to as Crestmont, incorporated by reference to Exhibit 10.13 to Amendment No. 1.

10.11	Loan Agreement, dated as of April 29, 2011, by and between IRT Cumberland Glen Apartments Georgia, LLC and RAIT Partnership, L.P., relating to the property referred to as Cumberland Glen, incorporated by reference to Exhibit 10.14 to Amendment No. 1.

10.12	Guaranty of Non-Recourse Carveouts, dated as of April 29, 2011, by Independence Realty Operating Partnership, LP for the benefit of RAIT Partnership, L.P., relating to the property referred to as Cumberland Glen, incorporated by reference to Exhibit 10.15 to Amendment No. 1.

10.13	Loan Agreement, dated as of April 29, 2011, by and between IRT Heritage Trace Apartments Virginia, LLC and RAIT Partnership, L.P., relating to the property referred to as Heritage Trace, incorporated by reference to Exhibit 10.16 to Amendment No. 1.

10.14	Guaranty of Non-Recourse Carveouts, dated as of April 29, 2011, by Independence Realty Operating Partnership, LP for the benefit of RAIT Partnership, L.P., relating to the property referred to as Heritage Trace, incorporated by reference to Exhibit 10.17 to Amendment No. 1.

10.15	Third Amendment to Loan and Security Agreement and Promissory Note, dated as of April 29, 2011, by and among IRT Tresa at Arrowhead Arizona, LLC, RAIT Partnership, L.P., Independence Realty Operating Partnership, LP and RAIT CRE CDO I, Ltd., relating to the property referred to as Tresa at Arrowhead, incorporated by reference to Exhibit 10.18 to Amendment No. 1.

10.16	Guaranty of Non-Recourse Carveouts, dated as of April 29, 2011, by Independence Realty Operating Partnership, LP for the benefit of RAIT CRE CDO I, Ltd., relating to the property referred to as Tresa at Arrowhead, incorporated by reference to Exhibit 10.19 to Amendment No. 1.

10.17	Contribution Agreement by and between Independence Realty Operating Partnership, LP and Centrepoint Arizona, LLC, dated as of December 16, 2011, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 22, 2011 (the “December 22, 2011 Form 8-K”).

10.18	Multifamily Loan and Security Agreement, dated as of December 16, 2011, by and between IRT Centrepoint Arizona, LLC and KeyCorp Real Estate Capital Markets, Inc., relating to the property referred to as the Centrepoint Apartments, incorporated by reference to Exhibit 10.2 to the December 22, 2011 Form 8-K.

10.19	Guaranty of Non-Recourse Obligations, dated as of December 16, 2011, by Independence Realty Operating Partnership, LP for the benefit of KeyCorp Real Estate Capital Markets, Inc., relating to the property referred to as the Centrepoint Apartments, incorporated by reference to Exhibit 10.3 to the December 22, 2011 Form 8-K.

10.20	Multifamily Loan and Security Agreement, dated as of October 11, 2012, by and between IRT Runaway Bay Apartments, LLC and Walker & Dunlop, LLC, relating to the property referred to as Runaway Bay Apartments, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 17, 2012 (the “October 17, 2012 Form 8-K”).

Ex.	Description

10.21	Guaranty of Non-Recourse Obligations, dated as of October 11, 2012, by Independence Realty Operating Partnership, LP for the benefit of Walker & Dunlop, LLC, relating to the property referred to as Runaway Bay Apartments, incorporated by reference to Exhibit 10.2 to the October 17, 2012 Form 8-K.

10.22	Indemnification Agreement dated March 17, 2011 between the Company and Scott F. Schaeffer, together with the schedule required by Instruction 2 of Item 601 of Regulation S-K, listing other substantially identical agreements incorporated by reference to Exhibit 10.22 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 filed on June 18, 2013, Commission File No. 333-188577.

16.1	Letter of Ernst & Young LLP regarding change in certifying accountant, incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed February 11, 2011.

21.1	Subsidiaries of the Company, incorporated by reference to Exhibit 21.1 filed with the initial filing of the Registration Statement on Form S-11 filed on May 13, 2013, Commission File No. 333-188577.

23.1	Consent of Grant Thornton LLP, incorporated by reference to Exhibit 23.1 to Amendment No. 3.

23.2	Consent of Grant Thornton LLP, incorporated by reference to Exhibit 23.2 to Amendment No. 3.

23.3	Consent of Venable, included in Exhibit 5.1.

23.4	Consent of Ledgewood, P.C. included in Exhibit 8.1.

23.5	Consent of CBRE, Inc., incorporated by reference to Exhibit 23.5 filed with the initial filing of the Registration Statement on Form S-11 filed on May 13, 2013, Commission File No. 333-188577.

24.1	Power of Attorney, incorporated by reference to power of attorney included on the signature page to the initial filing of the Registration Statement on Form S-11 filed on May 13, 2013, Commission File No. 333-188577.

101	XBRL (eXtensible Business Reporting Language). The following materials are formatted in XBRL: (i) the consolidated balance sheets of the Company as of December 31, 2012 and 2011, (ii) the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2012, (iii) the related notes to these financial statements, (iv) the unaudited consolidated balance sheet of the Company as of March 31, 2013, (v) the related unaudited consolidated statements of operations, comprehensive income (loss), equity and cash flows for the quarters ended March 31, 2013 and 2012, and (vi) the related notes to these financial statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934. Incorporated by reference to Exhibit 101 to Amendment No. 3.